                             REIMBURSEMENT AGREEMENT

     AGREEMENT  made this 31st day of October,  2005,  by and  between  TORTOISE
NORTH AMERICAN ENERGY CORPORATION,  a Maryland corporation (the "Company"),  and
TORTOISE  CAPITAL  ADVISORS,  LLC, a Delaware  limited  liability  company  (the
"Adviser").

                              W I T N E S S E T H:

     WHEREAS,  the Company  and the  Adviser  have  separately  entered  into an
Investment Advisory Agreement of even date herewith (the "Advisory  Agreement");
and

     NOW,  THEREFORE,  in  consideration  of the  mutual  covenants  hereinafter contained,  and  in  connection  with  the  establishment  and  commencement  of operations of the Company, it is hereby agreed by and between the parties hereto as follows:

     1. For the period from the closing of the Company's initial public offering of its  Common  Shares and ending one year  thereafter,  the  Adviser  agrees to reimburse the Company for fees and expenses,  including the investment  advisory fee and other  expenses,  in the amount of .25% of the average  monthly  managed assets of the Company as defined in the Advisory Agreement.

     2. To effect the expense reimbursement provided for in this Agreement,  the
Company  may offset the  appropriate  amount of the  reimbursement  contemplated hereunder  against  the  investment  advisory  fee  payable  under the  Advisory
Agreement.

     3. This  Agreement,  and the Advisor's  obligation to so reimburse fees and expenses hereunder,  shall terminate on the earlier of one year from the closing of the initial public offering of the Company's Common Shares or (b) termination of the Advisory Agreement.

     4.  Except  as  provided  in  paragraph  3  above,  this  Agreement  may be terminated only by the vote of the Board of Directors of the Company,  including the vote of a  majority  of the  members  of the Board  who are not  "interested persons" within the meaning of the Investment Company Act of 1940.

     5. This Agreement shall be construed in accordance with applicable  federal law and the laws of the State of Delaware.

TORTOISE NORTH AMERICAN ENERGY           TORTOISE CAPITAL ADVISORS, LLC
CORPORATION

By:  /s/ David J. Schulte                By:   /s/ Terry Matlack
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              President                                    CFO